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                                                                    EXHIBIT 99.2


                                  PRESS RELEASE

LJP                                                             THERAPEUTICS FOR
LA JOLLA PHARMACEUTICAL                               ANTIBODY-MEDIATED DISEASES
COMPANY


DATE:          NOVEMBER 25, 1998
CONTACT:       ANDREW WISEMAN, PH.D
RELEASE DATE:  IMMEDIATE



              LA JOLLA PHARMACEUTICAL COMPANY APPROVES ADOPTION OF
                           NEW STOCKHOLDER RIGHTS PLAN

SAN DIEGO, CA--November 25, 1998--LA JOLLA PHARMACEUTICAL COMPANY (Nasdaq: LJPC) announced today that its Board of Directors has approved the adoption of a stockholder rights plan.

In announcing the plan, La Jolla Pharmaceutical Company's Chairman, President and Chief Executive Officer, Steven Engle, said, "The rights plan is intended to give the Board of Directors and management sufficient time to evaluate and respond to any proposed change in control transaction and to prevent an acquirer from gaining control of the Company without offering a fair price to all of its stockholders. The plan is not intended to prevent a transaction on terms that are fair to and in the best interest of all stockholders." He added that the board's action was not taken in response to any specific takeover threat.

The rights plan provides for the distribution to the Company's stockholders of one preferred stock purchase Right for each share of Common Stock outstanding at the close of business on the December 18, 1998 record date and each share issued thereafter. The Rights will initially not be exercisable, but upon the occurrence of certain takeover-related events, the holders of the Rights (other than the acquiring person or group) would, under certain circumstances, have the right to purchase additional shares of La Jolla Pharmaceutical Company common stock (or, in some cases, of the acquiring entity) at a discount to the then market price. The Rights can be redeemed by the Company at any time, and will otherwise expire on December 2, 2008. The trigger threshold for the plan was set at 15% and exercise price for the plan was set at $30. Further details regarding the rights plan will be provided to stockholders in a forthcoming letter.

San Diego-based La Jolla Pharmaceutical Company develops disease-specific therapeutics using its proprietary Tolerance Technology(R) for major diseases and conditions caused by antibodies such as lupus, antibody-mediated stroke, myocardial infarction, deep vein thrombosis, recurrent fetal loss, organ rejection in xenotransplantation, Rh hemolytic disease, and myasthenia gravis.

The Company's common stock and warrants trade on The Nasdaq Stock Market under the symbols LJPC and LJPCW, respectively. For more information about the Company, visit our website: www.ljpc.com.